Exhibit 99.1

          Commonwealth Bankshares, Inc., Norfolk, VA, Announces Record
                          Earnings Second Quarter 2004

    NORFOLK, Va., Aug. 12 /PRNewswire-FirstCall/ -- Commonwealth Bankshares, Inc. (Nasdaq: CWBS) today reported record quarter end earnings of $744.7 thousand, an increase of 2.3% over the $727.8 thousand reported in the second quarter of 2003. During the first six months of 2004, the Company reached a record $1.3 million in net income, an increase of 2.8% over the comparable period in 2003. On a per share basis, diluted earnings increased to 53 cents for the first six months ended June 30, 2004 compared to 51 cents for the same period in 2003. Diluted earnings per share equaled 30 cents and 29 cents for the three months ended June 30, 2004 and 2003, respectively.

    Profitability as measured by the Company's return on average assets (ROA) was 0.85% and 0.94% for the six months ended June 30, 2004 and 2003, respectively. ROA was impacted by an increase in net income of 2.8% which was offset by an increase in average assets of $35.3 million or 13.1% from June 30, 2003 to June 30, 2004. The return on average equity (ROE) was 13.00% and 15.66% for the three months ended June 30, 2004 and 2003, respectively. The decrease in ROE is the result of the growth in average equity of $3.8 million or 19.2% from June 30, 2003 to June 30, 2004.

    Net interest income was $5.9 million for the six months ended June 30, 2004, an increase of $475.3 thousand or 8.8% over the comparable period in 2003. For the quarter ended June 30, 2004, net interest income was $3.1 million, up 7.9% over the quarter ended June 30, 2003.

    Total interest income was $10.0 million for the six months ended June 30, 2004, an increase of $481.9 thousand over the same period of 2003. For the quarter ended June 30, 2004, total interest income was $5.1 million, up 5.1% from the quarter ended June 30, 2003. Due to the low interest rate environment, loan yields declined, however, our strong loan demand led to an increase in the average loan volume, and sustained the Company's earnings. Interest income on loans increased $604.4 thousand or 6.6% to $9.7 million for the six months ended June 30, 2004. For the three months ended June 30, 2004, interest income on loans increased 7.4% to $5.0 million compared to $4.7 million for the comparable period in 2003.

    Interest expense of $4.2 million for the six months ended June 30, 2004 represented a $6.6 thousand increase from the comparable period in 2003. For the quarter ended June 30, 2004, interest expense was $2.1 million, up $24.6 thousand from the quarter ended June 30, 2003. This slight increase is due to the decrease in overall rates paid on liabilities as a result of the lower interest rate environment, which was offset by the record increase in the Company's average interest bearing liabilities. Average short term borrowings during the first six months of 2004 declined $5.9 million, as compared to the same period of 2003, which was offset by a record $27.1 million increase in average deposits from June 30, 2004 to June 30, 2003.

    The provision for loan losses is the annual cost of maintaining an allowance for inherent credit losses. The amount of the provision each year and the level of the allowance are matters of judgment and are impacted by many factors, including actual credit losses during the period, the prospective view of credit losses, loan performance measures and trends (such as delinquencies and charge-offs), and other factors, both internal and external that may affect the quality and future loss experience of the credit portfolio. At June 30, 2004, the Company had total allowance for loan losses of $3,342,122 or 1.27% of total loans. The provision for loan losses was $835,000 for the first six months of 2004 compared to $240,000 for the same period of 2003. Loan charge-offs for the six months ended June 30, 2004 totaled $392 and recoveries for the same period totaled $4,514.

    During the first half of 2004, non-performing assets decreased $2.1 million to $1.9 million as of June 30, 2004. The decline was a result of the sale of the two properties included in real estate acquired in settlement of loans. Nonaccrual loans at June 30, 2004 consisted of seven loans which totaled $1.9 million. $1.4 million of the total represents one significant commercial credit. Management is closely monitoring this credit, but is currently unable to estimate the size of the loss due to uncertainties regarding the liquidation of the collateral and the outcome of a suit against the loan guarantors. Management believes the maximum potential after tax loss could be approximately $700,000. Due to the uncertainty of the outcome coupled with the aforementioned strong loan growth experienced during the year, out of an abundance of caution management increased its monthly provision to $75,000 during the first quarter and $90,000 during the second quarter of 2004 compared to $40,000 per month during the first half of 2003. Furthermore, management added an additional provision of $240,000 in March 2004 and $100,000 in May 2004 to adequately provide for any potential loss. When determinable, the loss, if any, will be a one time charge to the allowance for loan losses. Management believes that the current monthly provision and allowance for loan losses is sufficient to absorb any potential loss associated with this credit and the potential loss will not negatively impact the Company's ability to conduct its business on a going forward basis. The remaining $0.5 million in nonaccrual loans represents six (6) loans, with the majority making monthly payments and in most cases are secured with workout arrangements currently in place. Based on current expectations relative to portfolio characteristics and performance measures including loss projections, management considers the level of the allowance to be adequate.

    Noninterest income for the six months ended June 30, 2004 equaled $1.3 million, an increase of $473.9 thousand over the $824.9 thousand reported for the six months ended June 30, 2003. For the three months ended June 30, 2004, noninterest income was $674.1 thousand, up $247.9 thousand or 58.2% over the comparable period in 2003. The increase in other income for the quarter ended and six months ended was the result of a $240.1 thousand gain on the sale of securities available for sale in the first quarter of 2004 and a $200.8 thousand gain on the call of securities in the second quarter of 2004.

    Noninterest expense consists of salaries and benefits provided to employees of the Company, expenses related to premises and equipment, data processing expenses, and operating expenses associated with day to day business affairs. Noninterest expense for the six months ended June 30, 2004 totaled $4.4 million, an increase of $267.7 thousand over the $4.1 million recorded during the six months ended June 30, 2003. For the quarter ended June 30, 2004, noninterest expense was $2.2 million, an increase of $158.1 thousand over the comparable period in 2003. The increase was primarily due to an 8.8% rise in salaries and employee benefits resulting from the addition of several new positions during 2003 and the first quarter of 2004, and an increase in medical insurance costs for our employees. The Company is currently servicing a record number of deposit and loan accounts. To support this growth, along with the legislation and requirements relating to the Sarbones-Oxley Act, the Bank Secrecy Act, the Patriot Act, the Fair Credit Reporting Act, the Gramm Leach Bliley Act, and others, the Company had to deploy significant resources including additional employees who can devote the time and attention necessary to ensure ongoing compliance with each of these important policies.

    Financial Condition

    Total assets at June 30, 2004 reached a new high of $325.2 million, up 15.4% or $43.5 million from $281.7 million at June 30, 2003. Total loans, the Company's largest and most profitable asset, ended the quarter at a record $263.7 million, up $45.9 million or 21.1% from June 30, 2003. The favorable financing environment along with the efforts of the Company's officers to develop new loan relationships combined with the support of existing customers continue to generate record loan demand for the Company.

    As of June 30, 2004, 81.3% of the Company's loan portfolio consisted of commercial loans, which are considered to provide higher yields. It should be noted that 71.3% of these commercial loans are collateralized with real estate, and accordingly do not represent an unfavorable risk. At June 30, 2004, 72.6% of the Bank's total loan portfolio consisted of loans collateralized with real estate.

    To fund the Company's record loan demand, and to take advantage of the gains in the investment portfolio given the existing market conditions and the likelihood of interest rates increasing, the Company sold securities from its investment portfolio. The sale resulted in the Company recognizing a gain on securities sold of $240,054 during the first quarter of 2004. In addition, $2.5 million of investments were called at a premium, resulting in a $200,820 gain recognized in the second quarter of 2004 and contributed to the decrease in the investment portfolio of $3.9 million.

    The Company's strong growth in deposits continued into the first half of 2004 with deposits at June 30, 2004 reaching a record $256.0 million, an increase of $22.6 million from June 30, 2003. Non-interest bearing demand deposits increased by $10.8 million or 40.6% and interest bearing deposits increased by $11.8 million or 5.7%. Management believes the growth in deposits is a result of the increased promotional efforts put forth by the Company as well as the efforts of our experienced staff to attract new customers through our special deposit promotions, product enhancements, and offering unsurpassed service. The Company's deposits are provided by individuals and businesses located within communities served.

    Capital Position

    Shareholders' equity for the Company increased to $20.7 million from $16.8 million or 22.9% from June 30, 2003 to June 30, 2004. Shareholders' equity for June 30, 2004 reflects a $67.8 thousand net unrealized gain on securities available for sale in accordance with FASB 115, as compared to a $511.0 thousand net unrealized gain as of June 30, 2003.

    The Federal Reserve Board, the Office of Controller of the Currency, and the FDIC has issued risk-based capital guidelines for U.S. banking organizations. These guidelines provide a capital framework that is sensitive to differences in risk profiles among banking companies.

    Risk-based capital ratios are another measure of capital adequacy. At June 30, 2004, the Bank's risk-adjusted capital ratios were 9.29% for Tier 1 and 10.54% for total capital, well above the required minimums of 4.0% and 8.0%, respectively. Under Federal Reserve Bank rules, the Bank was considered "well capitalized," the highest category of capitalization defined by the regulators, as of June 30, 2004.

    Cash Dividend

    In compliance with the Company's dividend payout policy, on February 27, 2004 the Company paid a cash dividend of 5 cents per share, totaling $96,370. On May 24, 2004 the Company paid a 5 cent dividend totaling $98,611. Management has increased its dividends paid out to its shareholders in order to share in the Company's record earnings. Total dividends of 10 cents paid during the first six months of 2004 is a 25% increase over the 8 cents total dividends paid during the same time period in 2003.

    Acquisition of Community Home Mortgage of Virginia, Inc.

    During July 2004, Bank of the Commonwealth and Commonwealth Bankshares, Inc. acquired Community Home Mortgage of Virginia, Inc. Community Home Mortgage of Virginia, Inc., based in Richmond, Virginia since May of 2000, serves as a mortgage brokerage firm that originates, processes and sells residential mortgages on a servicing released basis throughout Virginia and Maryland. The predominant service focus for this group is new and second home loans. In addition, Community Home Mortgage of Virginia also offers a full spectrum of mortgage products including A,B,C and D Loans, equity lines and refinance loans. The loans outlined herein, cover all types of residential properties such as condominiums, single family residences, 2-4 units and modular homes. Community Home Mortgage will be a wholly owned subsidiary of Bank of the Commonwealth."

    Our expanded company will offer mortgage funding services locally throughout Hampton Roads. In addition, we will continue to maintain mortgage funding offices in the Richmond, Virginia area, the Gloucester County, Virginia area and the Columbia, Maryland area. The two founding principals, David B. Rudolph and Craig T. Cradlin have extensive experience and contacts in the mortgage loan industry. The full staff of 18 employees have all been extended an opportunity to retain employment with the newly expanded entity.

    "Today, Come Bank With Your Neighbors takes on an expanded new meaning, as we grow to better serve the people of our community. As Neighborhood Bankers Since 1971 we can now fully realize the benefits of expanded product offerings and associations."

    Commonwealth Bankshares, Inc. is the parent company of Bank of the Commonwealth, a full-service community bank headquartered in Norfolk, VA. Bank of the Commonwealth opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the bank's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has nine bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. We continue to grow and develop new services, such as Online Banking and a Corporate Cash Management program, and at the same time we maintain our longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth is the parent company of BOC Insurance Agencies of Hampton Roads, Inc. and BOC Title of Hampton Roads, Inc.

                  Commonwealth Bankshares, Inc. and Subsidiaries
                   Selected Financial Information (Unaudited)

                                     Three Months Ended     Six Months Ended
                                     June 30,   June 30,   June 30,   June 30,
                                       2004       2003       2004       2003

    (in thousands, except per share data)
    Operating Results:
       Interest Income                $5,142     $4,893    $10,046     $9,564
       Interest Expense                2,091      2,066      4,171      4,164
       Net interest income             3,051      2,827      5,875      5,400
       Provision for loan losses         370        120        835        240
       Noninterest income                674        426      1,299        825
       Noninterest expense             2,236      2,078      4,417      4,149
       Income before provision for
        income taxes                   1,119      1,055      1,922      1,836
       Provision for income taxes        374        327        633        581
       Net income                       $745       $728     $1,289     $1,255

    Per Share Data:
       Basic earnings                  $0.38      $0.42      $0.66      $0.73
       Diluted earnings                $0.30      $0.29      $0.53      $0.51
       Book value                     $10.43      $9.75     $10.43      $9.75
       Basic weighted average
        shares outstanding         1,965,186  1,724,620  1,942,739  1,723,550
       Diluted weighted average
        shares outstanding         2,718,009  2,823,372  2,720,157  2,822,302
       Shares outstanding at
        period-end                 1,982,361  1,725,888  1,982,361  1,725,888

                                                             At Period End
                                                          June 30,   June 30,
                                                            2004       2003
    Month End Balance:
       Assets                                             $325,250   $281,665
       Loans*                                              263,691    217,759
       Loans held for sale                                  33,806     32,817
       Investment securities                                10,104     14,036
       Deposits                                            256,033    233,443
       Shareholders' equity                                 20,676     16,820

    YTD Average Balance:
       Assets                                             $305,036   $269,764
       Loans*                                              241,044    204,892
       Loans held for sale                                  31,177     32,671
       Investment securities                                 9,939     15,541
       Deposits                                            260,609    233,515
       Shareholders' equity                                 19,934     16,116

    Ratios:
       Return on average assets                              0.85%      0.94%
       Return on average shareholders' equity               13.00%     15.66%
       Shareholders' equity to total assets                  6.36%      5.97%
       Loan loss allowance to loans                          1.27%      1.06%
       Net interest margin (tax equivalent basis)            3.82%      3.97%
       Bank's Tier 1 capital to average assets               7.86%      8.21%
       Bank's Tier 1 capital to risk weighted assets         9.29%      9.12%
       Bank's Total capital to risk weighted assets         10.54%     10.10%

       * Net of unearned income and loans held for sale

    This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release

SOURCE  Commonwealth Bankshares, Inc.
    -0-                             08/12/2004
    /CONTACT: E.J. Woodard, Jr., CLBB, Chairman Of The Board, President, and Chief Executive Officer of Commonwealth Bankshares, Inc., +1-757-446-6904, or ewoodard@bocmail.net/
    /Web site:  http://www.bankofthecommonwealth.com /
    (CWBS)

CO:  Commonwealth Bankshares, Inc.
ST:  Virginia
IN:  FIN
SU:  ERN TNM DIV